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                                                         Exhibit 99.1


HOME GAMBLING NETWORK LICENSED LIVE REMOTE WAGERING PATENT: EUROPEAN MASTER LICENSE AWARDED INCLUDES POTENTIAL ROYALTIES IN EXCESS OF US $100,000,000

LAS VEGAS--(BUSINESS WIRE)--Jan. 9, 2001--Home Gambling Network Inc. (HGN), wholly owned subsidiary of i2corp.com (http://www.i2corp.com) (OTCBB:ITOO), today announced that it has entered into a multiyear License Agreement with Live2You Ltd. and Constantine Gerou by which Live2You has been granted an exclusive Master License to use HGN's remote wagering(TM) patent in Europe.

Gerou is responsible for successfully spearheading the European distribution of such international publications as Casino, Harper's Bazaar, Hustler and others, by extensive and diversified licensing and the distribution of intellectual property and copyrighted materials.

The execution of this Agreement, claims HGN's president, Mel Molnick, could have a significant impact in the areas of gambling and entertainment worldwide. In particular, stated Molnick, if all of the criteria set forth in this Agreement are met upon issuance of the European Patent, HGN could receive a minimum of US $120,000,000 in royalties under the License Agreement over the next 5 years.

Live2You, based in Europe, will license HGN's unique method of wagering -- wagering on live games and events (nonvirtual) to remote customers with the convenience of electronic transactions -- to European-based operators. The License Agreement will cover those forms of wagering that people are currently enjoying while gambling at land-based casinos, sportsbooks, race tracks, OTBs, etc.

Bingo is excluded from this Agreement. HGN is currently negotiating separate agreements with unrelated parties for the worldwide rights to this game.

This patented method of wagering will consist of:
-- Live game/event (Super Bowl, Black Jack, Horse Race/Lottery)
-- Customer participates in a wager remote of the wagering facility
-- Electronic transactions, which mean that the customers can credit/debit their accounts remote of the casino/sportsbook, race track, OTB, lottery organization, etc.
-- The customers' convenient remote wagering experience with an HGN-licensed entity is experienced the same as if they were physically present.

Las Vegas-based HGN (http://www.homegamblingnetwork.com), a wholly owned subsidiary of publicly traded i2corp.com (http://www.i2corp.com) (OTCBB:ITOO), holds U.S. Patent 5,800,268 for remote wagering on live games and events utilizing electronic financial transactions. HGN also has corresponding patent applications pending before the European Patent Office, Australia and Canada.

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results, performance or achievement expressed or implied by such forward-looking statements to differ.

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CONTACT: Home Gambling Network Inc., Las Vegas
      http://www.homegamblingnetwork.com
      Jesse Molnick, 702/597-3331 (Public Relations)
      Fax: 702/597-3339
      E-mail: pr@homegamblingnetwork.com
        or
      IR Image LLC
      Dale Kreiser, 360/595-9169 (Investor Relations)
      Fax: 509/275-4950
      itoo@irimage.com